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                                                                   EXHIBIT 10.9


                            WOODBURY & SANTIAGO, P.A.


8603 S. Dixie Highway, Suite 407
Miami, Florida 33143
(305) 669-9570
Michael P. Woodbury                                          Fax (305) 669-8616
Robert P. Santiago

Writers Direct Line
(305) 669-4464

October 15, 1999
BY FEDERAL EXPRESS
------------------

Scott J. Link, Esq.
Ackerman, Link, Sartory
222 Lakeview Avenue
Suite 1330 - Esperante
West Palm Beach, Florida 33401

                  Re: Agricola Coco Bonh, S.A., et al. v. Chicken Kitchen Corporation, et al.: Case No.: 99-4608-CA-2
                           ---------------------------------------------------

Dear Scott:

Upon your countersignature below, this document will constitute an agreement to settle the claims brought against all of the defendants by all plaintiffs in the above-captioned action, with the exception of Barras Investments, including those that previously dismissed their claims against the defendants without prejudice (collectively, the "Shareholders"):

I. PRELIMINARY ISSUES

         A. Within 30 days after the execution of this term sheet, defendants' counsel shall distribute for Shareholders' counsel's review and comment drafts of the documents necessary for a closing with respect to the agreement outlined in this term sheet.

         B. Shareholders' counsel will return comments, if any, to the draft documents to defendants' counsel within 5 days after receipt of the draft documents.

         C. A closing will take place within 50 days after execution of this term sheet, and upon agreement to formal documentation, consistent with the terms hereof, as to which all parties hereto bind themselves to negotiate in good faith.

         D. Discovery shall be stayed through the closing date or November 15, 1999, if no closing occurs by that date. Discovery with respect to Barras Investments shall be stayed for 10 days from the date hereof in order to pursue settlement possibilities with Barras Investments. In the event that an agreement is reached with respect to Barras Investments, discovery will be stayed pursuant to the same terms as shall apply to the Shareholders.

II. CONSIDERATION

         A. At the closing, all outstanding shares of preferred stock (other than the 370 shares of preferred stock owned by Barras Investments), shall be increased in number by 18% for no additional consideration, and then exchanged for Chicken Kitchen Corporation Class A common stock at a fixed conversion rate of 30(cent) per dollar of preferred stock (the "Conversion Rate"). The total aggregate face amount of the Shareholders' preferred stock at the time of this conversion shall be referred to as the "Face Value at Closing," and the aggregate number of shares of common stock to be received by the Shareholders pursuant to the transaction set forth in this paragraph shall be referred to as




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the "Exchanged Shares." By way of example, if at the time of the closing, the number of preferred shares to be exchanged for common, after calculating the 18% increase, is 4,000, these preferred shares would be exchanged for 13,333,333 shares of Chicken Kitchen Class A common stock. No dividends shall be due on the Preferred Stock subject to this Agreement. Chicken Kitchen agrees not to argue or take the position at any point or time that the purchase date for purposes of Rule 144 promulgated under the Securities Act of 1933 for the Exchanged Shares is different from the original purchase date of the Preferred Stock which is being exchanged pursuant to this Agreement.

         B. If any Event of Default, as defined below, shall occur within the earlier of: (i) 12 months after the closing, (plus in the event that during that period Chicken Kitchen is removed as a trading security on the OTC Bulletin Board, the number of days in which Chicken Kitchen is not listed as a trading security on the OTC Bulletin Board); or (ii) while the Shareholders continue to own more than 10% of the Exchanged Shares, Chicken Kitchen shall give prompt written notice to the Shareholders of the happening of such Event of Default. Thereupon, the Shareholders shall deliver to Chicken Kitchen all of the remaining Exchanged Shares still owned by Shareholders in exchange for a promissory note (the "Note") (in lieu of their common stock) in an amount calculated as follows: the Face Value at Closing less the proceeds from the sale of any Chicken Kitchen common stock realized by any of the Shareholders since closing, (the "Stock Balance"), times 1.35. This Note shall be placed into escrow at the time of the closing, and shall only be effective and delivered to the Shareholders as set forth in this paragraph. The Note shall accrue simple interest at 10% per annum from the time of the Event of Default and mature and be due and payable on the later of 60 days after the occurrence of the Event of Default and return of all shares of common stock held by the Shareholders to Chicken Kitchen.

         C. The following shall constitute an Event of Default:

                  1. Failure of Chicken Kitchen to remain current with the financial information required under Rule 144 promulgated under the Securities Act of 1933;

                  2. The removal of Chicken Kitchen as a security trading on the OTC Bulletin Board for a period exceeding 120 consecutive days;

                  3. A reverse stock split of Chicken Kitchen stock;

                  4. Any issuance of new Chicken Kitchen common stock or any security convertible into or exercisable for Chicken Kitchen common stock (the parties agree that the issuance of options and/or rights to receive common stock that are not exercisable or convertible until the earlier of 12 months after the closing, plus the number of days during that period, if any, that Chicken Kitchen is not listed as a trading security on the OTC Bulletin Board, or the time at which fewer than 10% of the total number of Exchanged Shares are owned by the Shareholders shall not violate this provision);

                  5. Issuance of debt that provides an interest to any third party that would be senior to the Note, except that Chicken Kitchen Corporation shall be permitted to incur new debt secured by the assets of Chicken Kitchen Corporation in a maximum amount of $1,500,000.00 (the "Exempted Debt") and subject to the following:

                           a. Chicken Kitchen shall use the proceeds from the
Exempted Debt only in the ordinary course of business for working capital or to acquire or build new restaurants.





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                           b. Without the written permission of the
Shareholders, Chicken Kitchen shall not use the proceeds from the Exempted Debt to make officer or shareholder loans, purchase stock in any other publicly traded company, or loan or advance money to or on behalf of any relative of any officer or director of Chicken Kitchen, or any company controlled by any such officer or relative.

         D. At the closing, Chicken Kitchen's president, Christian Mahe de Berdouare shall deposit two million of his shares of Chicken Kitchen common stock (the "Deposited Shares") into an escrow account as collateral security, to be maintained by Joel Bernstein, Esq., or alternatively, by another attorney licensed to practice in the State of Florida. This stock shall be utilized only as follows: If: (i) the Note becomes effective as set forth herein; AND (ii) the
Note is not paid by 5 p.m. on the date it becomes due as set forth herein, the escrow agent shall tender the Deposited Shares to the Shareholders, who shall sell the shares (in accordance with Rule 144) to reduce the amount owed under the Note. The Deposited Shares shall be returned to the depositor if: (i) the Note does not become effective, or (ii) the Note becomes effective as set forth herein and is paid on or before its due date.

         E. At the closing, the parties hereto shall enter into a Voting Agreement on behalf of themselves and their affiliates, officers, directors, employees, and immediate family members, the terms of which shall provide that the Shareholders will vote in accordance with the recommendations of the Board of Directors of Chicken Kitchen Corporation on all matters except where such matter would either constitute an Event of Default, or directly alter the terms of the Note or this Agreement.

         F. All Class B common stock shall remain in effect, except that these shares may not be voted to effectuate what would constitute an Event of Default hereunder, or directly alter the terms of the Note or this Agreement.

         G. Notwithstanding anything to the contrary contained herein, upon the earlier to occur of 12 months after the date of closing, (plus in the event that during that period Chicken Kitchen is removed as a trading security on the OTC Bulletin Board, the number of days in which Chicken Kitchen is not listed as a trading security on the OTC Bulletin Board), or the time at which fewer than 10% of the total number of Exchanged Shares are owned by the Shareholders: (i) none of the actions outlined as Events of Default hereunder shall constitute Events of Default; and (ii) the Note, if not previously issued, cannot become effective under any circumstances.

         H. Chicken Kitchen shall demand that CRG prepare and deliver a marketing plan to Chicken Kitchen prior to the closing, which marketing plan shall cover the 12 month period after the closing.

         I. On or after the date of the closing, Chicken Kitchen shall direct its transfer agent to honor requests to transfer shares of Chicken Kitchen Corporation sold by any of the Shareholders in accordance with Rule 144.

         J. Every 90 days after closing, and again upon the sale of a cumulative 90% of the total Exchanged Shares, the Shareholders shall report to Chicken Kitchen the previous 90 days' sales of the converted common stock, the proceeds realized from such sales, and the number of shares held cumulatively and by each of the Shareholders.

         K. Each of the Shareholders shall be entitled to sell, from time to time, up to the then maximum available number of shares of Chicken Kitchen which are salable under Rule 144 without regard to such Rule 144 sales made by any of the other Shareholders.





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         L. Within five business days after the execution of this term sheet,
Chicken Kitchen (i) shall deliver to counsel for the Shareholders a non-refundable fifty thousand dollars ($50,000.00) which counsel may distribute to the Shareholders at such time and such manner as it deems appropriate; and
(ii) shall deliver to an attorney licensed in the State of Florida to practice law fifty thousand dollars ($50,000.00) to be held in escrow pending the closing contemplated herein. If the closing does not occur within 50 days after the execution of this term sheet, through fault of Chicken Kitchen, the escrow agent shall deliver the escrowed $50,000.00 to counsel for Shareholders.

         M. The Shareholders shall not assist Barras Investments in the continuation of this litigation against any of the defendants except as required by law (i.e.: responding to document requests, appearance at properly noticed deposition, etc.).

         N. The Shareholders, Olympus Capital and James Spratt on the one hand, and Chicken Kitchen Corporation and Christian Mahe de Berdouare on the other, will exchange general releases on behalf of themselves and their affiliates, officers, directors, employees and immediate family members through the date of closing. Olympus Capital's outstanding shares of Chicken Kitchen common stock shall be treated as restricted stock under Rule 144.

         O. At the closing, the Shareholders will provide a stipulation of dismissal of the above-captioned lawsuit with prejudice as against all defendants, each party to bear their own costs, and the court shall be asked to reserve jurisdiction to enforce the terms of the formal settlement agreement to be executed at closing. Each Shareholder that has previously dismissed his/her/its claims without prejudice shall renew their dismissals with prejudice.

         P. Immediately after the closing, the Shareholders and Chicken Kitchen will issue a joint press release.

         Q. By signing below, counsel for the Shareholders represents that he represents and is authorized to sign this term sheet on behalf of all persons or entities who were or currently are party plaintiffs in this action, with the exception of Barras Investments. By signing below, counsel for Chicken Kitchen represents that he represents and is authorized to sign this term sheet on behalf of all defendants to this action.

         R. The Shareholders and their respective affiliates, officers, directors, employees, and immediate family members will not purchase Chicken Kitchen common stock other than as set forth in this term sheet.

         S. This letter agreement and the final documentation, and each security issued thereunder, shall be deemed to be contract made under the laws of the State of Florida and for all purposes shall be subject to the laws of the State of Florida.






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         If this letter comports with your understanding of the deal terms, please execute below and return to me via overnight delivery. As an aside, Tim and I would like to thank you, quite sincerely, for your efforts in bringing about this agreement.

                                    Sincerely,

                                    Michael P. Woodbury


MPW/lmc
cc:      Mr. Christian de Berdouare

On behalf of all persons or entities who were or are party plaintiffs in the above-referenced lawsuit, except for Barras
Investments, my signature below constitutes their agreement to the terms set forth herein.



-----------------------------------------------------
Scott J. Link, Esq.



On behalf of the defendants to the above-referenced lawsuit, my signature below constitutes their agreement to the terms set forth herein.



-----------------------------------------------------
Michael P. Woodbury, Esq.








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